Exhibit 10.2

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of June 23, 2020 between FOUR STAMFORD PLAZA OWNER LLC, a Delaware limited liability  company  (“Landlord”)  and  CARA  THERAPEUTICS,  INC., a   Delaware   corporation (“Tenant”).

RECITALS:

A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated as of December 21, 2015 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant certain premises containing approximately 24,029 rentable square feet known as Suite 900 (the “Existing Premises”) and located on the 9th floor of the building commonly known as Four Stamford Plaza located at 107 Elm Street, Stamford, Connecticut 06902 (the “Building”). The Building contains 263,194 rentable square feet. Tenant’s current Pro Rata Share is 9.1298%. Tenant is currently entitled to use seventy-two (72) unreserved parking spaces based on the ratio of three (3) unreserved parking spaces per 1,000 rentable square feet of the Existing Premises in the Building’s garage at no additional charge to Tenant.

B.	The Lease by its terms is set to expire on November 30, 2023 (the “Current Expiration Date”).

C.	Landlord and Tenant desire to (i) extend the Term of the Lease by one (1) month, (ii) expand the Existing Premises by adding to the Existing Premises an additional 11,685 rentable square feet of space known as Suite 1001 located on the 10th floor of the Building (the “Expansion Premises”), as shown on Exhibit A attached hereto, and (iii) modify the Lease on the terms and conditions set forth herein. The Existing Premises and the Expansion Premises are hereinafter, collectively, sometimes referred to as the “Entire Premises”.

D.Landlord is currently holding a Letter of Credit in the amount of $408,493.00 as a Security Deposit under the Lease.

E.All capitalized terms used herein shall have the meanings set forth in the Lease unless otherwise specified herein.

NOW THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Lease of Expansion Premises. Effective on the Expansion Premises Commencement Date (as defined below), the “Premises” as such term is used in the Lease, shall include the Existing Premises and the Expansion Premises (totaling an aggregate of 35,714 rentable square feet). From and after the Expansion Premises Commencement Date and through and including the Extended Expiration Date (as defined below), the Expansion Premises shall be considered part of the Premises and all references to the Premises shall be and be deemed to include the Expansion Premises. The Expansion Premises shall be subject  to all of the terms and conditions of the Lease except as expressly set forth herein and except that Tenant shall not be entitled to receive any allowances, Base Rent abatements or other financial concessions with respect to the Expansion Premises (even if such allowances, abatements or concessions were granted in connection with the Existing Premises) unless such concessions are expressly provided for in this Amendment with respect to the Expansion Premises or are expressly set forth in the Lease for a failure of Landlord to perform an obligation thereunder or in connection with a casualty or condemnation.

2.Expansion Premises Commencement Date.

2.01The “Expansion Premises Commencement Date” shall be the date on which Landlord’s Expansion Premises Work (as defined in Exhibit C attached to this Amendment) is Substantially Complete (as defined below) in the Expansion Premises. Notwithstanding the foregoing, if on the date on which Landlord’s Expansion Premises Work is Substantially Complete, any applicable governmental authority having jurisdiction over the Building, including the City of Stamford, the State of Connecticut and/or the federal government of the United States, has any outstanding order(s) which explicitly prohibit all (as opposed to some) of Tenant’s employees from occupying and/or working out of the Expansion Premises at the same time (as opposed to an order which requires that employees attend their workplace on part-time and/or staggered and/or alternating shifts, timetables and/or days) (a “Stay At Home Order”), then the Expansion Premises Commencement Date shall be delayed until such Stay At Home Order is revised, rescinded, reversed or no longer applicable to Tenant (the “Expansion Premises Commencement Date Delay Condition”); provided that, Tenant may, in its sole discretion, waive the Expansion Premises Commencement Date Delay Condition by written notice to Landlord at any time, whereby the Expansion Premises Commencement Date shall occur on the date that is the later to occur of (i) the date on which Landlord’s Expansion Premises Work is Substantially Complete, or (ii) five (5) days following the date of Tenant’s notice to Landlord. For the avoidance of doubt, in the event that a Stay  At Home Order is in place on the date that Landlord’s Work is Substantially Complete, so long as such Stay At Home Order permits at least one of Tenant’s employees to work out of the Expansion Premises, then the Expansion Premises Commencement Date shall not be delayed.

2.02Landlord’s Expansion Premises Work in the Expansion Premises shall be deemed to be “Substantially Complete” on the date that (i) all Landlord’s Expansion Premises Work has been performed, other than any minor details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Expansion Premises, (ii) a certificate of occupancy for the Expansion Premises, if required by applicable Law in connection with the lawful use and occupancy thereof, has been obtained, (iii) the Expansion Premises is in vacant, broom clean condition and free of Hazardous Materials, with all Building systems serving the Expansion Premises in good working order and with the Expansion Premises in compliance with all applicable Laws, and (iv) possession of the Expansion Premises is delivered to  Tenant in accordance with the terms and conditions of this Amendment. Landlord shall notify Tenant of the date that Landlord’s Expansion Premises Work is Substantially Complete, provided that if Landlord’s Expansion Premises Work will be Substantially Complete more than two (2) weeks prior to October 1, 2020 (the “Target Substantial Completion Date”), Landlord shall notify Tenant of the anticipated Expansion Premises Commencement Date at least ten (10) days prior to the Expansion Premises Commencement Date. If Landlord is delayed in the performance of Landlord’s Expansion Premises Work as a proximate result of any acts of Tenant or its contractors or vendors, including, without limitation, Tenant’s failure to deliver the demolition plans and specifications for demolition of the Expansion Premises to Landlord for approval on or before the Demolition Plans Submission Date (as defined in Exhibit C), Tenant’s failure to deliver the architectural and engineering plans and specifications for build out of the Expansion Premises to Landlord for approval on or before the Plans Submission Date (as defined in Exhibit C), changes requested by Tenant to approved Plans (as defined in Exhibit C), Tenant’s failure to timely comply with any of its obligations under the Lease, as amended hereby, or Tenant’s specification of any materials or equipment with long lead times after having first been informed by Landlord that such materials or equipment will cause a delay and Tenant chooses not to substitute with materials or equipment that do not have long lead times (any such delay, a “Tenant Delay”), Landlord’s Expansion Premises Work shall be deemed to be Substantially Complete on the date that Landlord’s Expansion Premises Work would have been Substantially Complete absent the Tenant Delay. Promptly upon the determination of the actual Expansion Premises Commencement Date pursuant to this Amendment, the Expansion Premises Commencement Date shall be set forth in a commencement letter to be prepared by Landlord in the form attached hereto as Exhibit B. Landlord shall be responsible for latent defects in Landlord’s Expansion Premises Work of which Tenant notifies Landlord within one (1) year following the Expansion Premises Commencement Date.

2.03In the event that for any reason Landlord’s Expansion Premises Work is not Substantially Complete on or before October 31, 2020 (the “Penalty Date”), which date shall be extended by reason of Tenant Delay or Force Majeure (including any delays caused by the COVID-19 pandemic, which shall be considered a Force Majeure event), then the Base Rent and Additional Rent in respect of the Expansion Premises shall abate for one

(1) day for each day after the Penalty Date (as the same may have been so extended) that the Landlord’s Expansion Premises Work is not Substantially Complete. If Tenant shall  be entitled to an abatement of Base Rent and Additional Rent in respect of the Expansion Premises as set forth herein, then commencing on the Expansion Premises Commencement Date, Tenant shall be entitled to a credit against the first Rent payment(s) becoming due following the Expansion Premises Commencement Date in an amount equal to the amount of such abatement which so accrued under this Section 2.03.

3.Term. The Term of the Lease is hereby extended for a period of one (1) month, commencing on December 1, 2023 and expiring on December 31, 2023 (the “Extended Expiration Date”); provided, however, notwithstanding the foregoing, in the event that the Expansion Premises Commencement Date is delayed as a result of the issuance of a Stay At Home Order, then the Extended Expiration Date shall be extended one day for each day that the Expansion Premises Commencement Date is so delayed. If, as a result of such extension, the Extended Expiration Date does not fall on the last day of a calendar month, the Extended Expiration Date shall be adjusted to the last day of the calendar month in which the Extended Expiration Date occurs. The Term of the Lease with respect to the Expansion Premises shall commence on the Expansion Premises Commencement Date and shall expire coterminously with the Existing Premises on the Extended Expiration Date, as extended, if applicable.

4.Base Rent.

4.01Base Rent for Existing Premises. Section 1.03 of the Lease is hereby amended by deleting the number “90” in the last row of the first column of the Base Rent table and substituting “Extended Expiration Date” therefor. Tenant shall continue to pay Base Rent and Additional Rent for the Existing Premises through the Extended Expiration Date in accordance with the terms of the Lease.

4.02Base Rent for Expansion Premises. In addition to the Base  Rent for the Existing Premises, commencing on the Expansion Premises Commencement Date through the Extended Expiration Date, Tenant shall pay to Landlord Base Rent for the Expansion Premises in accordance with the following schedule:

Full Calendar Months of the Term	Annual Rate Per RSF	Rentable Square Feet	Annual Base Rent	Monthly Base Rent
Expansion Premises Commencement Date - 12	$56.00	11,685	$654,360.00	$54,530.00
13 - 24	$57.00	11,685	$666,045.00	$55,503.75
25 - 36	$58.00	11,685	$677,730.00	$56,477.50
37 – Extended Expiration Date	$59.00	11,685	$689,415.00	$57,451.25

All such Base Rent and Additional Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.03At Landlord’s option and upon prior written notice to Tenant, all billing by Landlord may be delivered to Tenant through a secure online portal (the “Tenant Portal”). Landlord shall provide Tenant with set-up instructions for use of the Tenant Portal (along with the ability to utilize at least two (2) logins to Tenant’s account) and Landlord shall not charge a fee to Tenant for use of the Tenant Portal. Upon receipt of the set-up  instructions for the Tenant Portal, Tenant shall be solely responsible for retrieving all invoices from the Tenant Portal and Landlord shall not be obligated to deliver invoices to Tenant through any other means. Notwithstanding anything to the contrary contained herein, all notices (other than invoices for Rent) shall continue to be delivered in accordance  with Section 24 of the Lease.

5.Tenant’s Pro Rata Share. Tenant’s Pro Rata Share for the Existing Premises is 9.1298% and as of the Expansion Premises Commencement Date, Tenant’s Pro Rata Share for the Expansion Premises is 4.4397% for a total of 13.5695%.

6.Expense Excess and Tax Excess. Tenant shall continue to pay Tenant’s Pro Rata Share of Expense Excess and Tax Excess for the Existing Premises in accordance with the terms of the Lease through the Extended Expiration Date. Commencing on the Expansion Premises Commencement Date, Tenant shall pay Tenant’s Pro Rata Share of Expense Excess and Tax Excess for the Expansion Premises in accordance with the terms of the Lease through the Extended Expiration Date, except that the “Base Year” for Expenses and the “Base Year” for Taxes, respectively, for the Expansion Premises only will be Base Year for Expenses of calendar year 2020 and a Base Year for Taxes of calendar year 2020. The parties agree that the Base Year for Expenses and the Base Year for Taxes for the Existing Premises is and shall remain calendar year 2016.

7.Electricity.

7.01Tenant shall continue to pay Landlord for Tenant’s consumption of electricity in the Existing Premises in accordance with the terms of the Lease through the Extended Expiration Date.

7.02Commencing on the Expansion Premises Commencement Date through the Extended Expiration Date, Tenant shall pay to Landlord an “Expansion Premises Electric Charge” for the Expansion Premises of $33,185.40 per annum ($2.84 per RSF), payable in twelve (12) equal monthly payments of $2,765.45.

8.Improvements to Expansion Premises. Prior to the Expansion Premises Commencement Date, Landlord shall complete the Landlord’s Expansion Premises Work in the Expansion Premises using building standard and other materials as shown on and in accordance with the Work Letter and Plans attached hereto as Exhibits C, C-1 and C-2, which Tenant hereby approves. Subject to Landlord's obligation to perform the Landlord’s Expansion Premises Work, the Expansion Premises is accepted by Tenant in "as is" condition and configuration without any representations or warranties by Landlord, except as otherwise provided herein. By taking possession of the Expansion Premises, subject to the other terms and conditions of this Amendment, Tenant agrees that the Expansion Premises are in good order and satisfactory condition and that Landlord has fully and satisfactorily performed and completed all work required to be performed by Landlord prior to Tenant’s occupancy, except  for any Punchlist Items as provided in Exhibit C attached hereto.

9.Architectural Services Allowance. Provided Tenant is not in Default, Landlord shall provide Tenant with an allowance in the aggregate amount of $51,414.00 (Fifty-One Thousand Four Hundred Fourteen and 00/100 Dollars) (the “Architectural Services Allowance”) to reimburse Tenant for actual expenses incurred by Tenant as follows: (i) up to

$0.15 per RSF of the Expansion Premises ($1,752.75) for Tenant’s architect to create a test-fit of the Expansion Premises, (ii) up to $2.50 per RSF of the Expansion Premises ($29,212.50) for Tenant’s architect to create construction documents, and (iii) up to $1.75 per RSF of the Expansion Premises ($20,448.75) for Tenant’s MEP engineer selected from Landlord’s approved list of MEP Engineers (a “Landlord Approved MEP Engineer”) to create mechanical, electrical and plumbing drawings. The Architectural Services Allowance shall be paid to Tenant in periodic disbursements within thirty (30) days following Landlord’s receipt of Tenant’s written request for disbursement, together with copies of invoices or other supporting data evidencing such costs and expenses as Landlord may reasonably require. In no event shall Landlord be required to disburse the Architectural Services Allowance more than one time per month.

10.Condition of Existing Premises. Tenant is in possession of the Existing Premises and confirms its acceptance of the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, preparatory repairs or improvements thereto. Notwithstanding the foregoing, on or before July 31, 2020, Landlord, at Landlord’s expense, shall install mutually agreed-upon sound reduction/sound attenuation material to the offices and conference room ceilings in the Existing Premises (collectively, the “Sound Reduction Work”). The Sound Reduction Work may be performed during Business Service Hours until July 1, 2020, and thereafter any Sound Reduction Work shall be performed outside of Building Service Hours. Landlord and Tenant agree to cooperate with each other in order to enable the Sound Reduction Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Sound Reduction Work or inconvenience suffered by Tenant during the performance of the Sound Reduction Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease, as amended hereby.

11.Renewal Option. Section 2 of Exhibit F to the Lease is hereby amended to provide that the Renewal Option shall apply to the Entire Premises.

12.Right of First Offer. Section 3 of Exhibit F to the Lease is hereby amended to  also include any portion of the 11th floor of the Building in the definition of “First Offer Space”. Landlord hereby represents that there are no superior rights or other options to the First Offer Space (other than current tenant(s) in occupancy) that exist on the date of this Amendment.

13.Parking. As of the Expansion Premises Commencement Date, Section 1.14 of the Lease is hereby deleted in its entirety and the following substituted therefor: “One hundred seven (107) unreserved parking spaces in the Building’s Garage, based on the ratio of three (3) unreserved parking spaces per 1,000 rentable square feet of the Entire Premises, at no additional charge to Tenant. Tenant may, at its sole option, lease reserved parking spaces in the Building Garage at the rate of $150.00 per month per reserved parking space. Any such reserved spaces shall be in a location mutually agreed upon by Landlord and Tenant.”

14.Notice Addresses. Section 1.10 of the Lease is hereby deleted in its entirety and replaced with the following:

““Notice Address(es)”:

Landlord:Tenant:

Four Stamford Plaza Owner LLC c/o RFR Realty LLC

263 Tresser Boulevard, 4th Floor Stamford, Connecticut 06901 Attn: Property Manager

With a copy to:

RFR Realty LLC 390 Park Avenue

New York, New York 10022 Attn: President

with a copy of any default notices to: Day Pitney LLP

One Stamford Plaza

263 Tresser Boulevard, 7th Floor Stamford, Connecticut 06901 Attn: Real Estate Department

Cara Therapeutics, Inc. Four Stamford Plaza

107 Elm Street, Suite 900

Stamford, Connecticut 06902 Attn: Chief Financial Officer

With a copy to:

Wiggin and Dana LLP One Century Tower 265 Church Street

New Haven, CT 06510-7001

Attention: Elliot G. Kaiman, Esq.

A copy of any notice to Landlord shall also be sent to any Mortgagee (as hereinafter defined) who may have requested the same, provided the name and address of such Mortgagee shall have been provided to Tenant in writing.”

15.Miscellaneous.

15.01Entire Agreement. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless expressly set forth in this Amendment or the Lease (it being understood that this shall not apply to any abatements expressly set forth in the Lease for a failure of Landlord to perform an obligation thereunder or in connection with a casualty or condemnation). Landlord and Tenant each agrees that it shall comply with Section

26.11 of the Lease with respect to the disclosure of any matters set forth in this Amendment or the dissemination or distribution of any information concerning the terms, details or conditions of this Amendment.

15.02Representations. Tenant hereby represents and warrants to Landlord  that as of the date hereof: (i) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (ii) the Lease is in full force and effect; (iii) Tenant is presently in possession of the Existing Premises; (iv) the Lease has not been modified, supplemented or amended in any way, except as may be indicated in the recitals set forth above or by this Amendment; and (v) to Tenant’s knowledge (without investigation) as of the date hereof, Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder. Landlord hereby represents and warrants to Tenant that as of the date hereof: (i) the Lease is in full force and effect; (ii) the Lease has not been modified, supplemented or amended in any way, except as may be indicated in the recitals set forth above or by this Amendment; and (iii) to Landlord’s knowledge (without investigation) as of the date hereof, Landlord is not aware of any defaults by Tenant under the Lease.

15.03Effect of Amendment; Ratification. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall be incorporated hereby by this reference and shall remain unchanged and in full force and effect. The Lease as hereby amended is hereby ratified and confirmed by the parties hereto.

15.04Inconsistency. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

15.05Solicitation of Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.

Neither Landlord nor Tenant shall be bound by this Amendment until this Amendment has been fully executed and delivered by both Landlord and Tenant.

15.06Broker. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Choyce Peterson, Inc. (the “Broker”). Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than the Broker. Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment except for the Broker. Landlord agrees to pay the Broker a commission pursuant to a separate agreement. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

15.07Authority. Each signatory of this Amendment represents hereby that he  or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

15.08Governing Law. This Amendment shall be deemed to have been made in Fairfield County, Connecticut, and shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles.

15.09SNDA. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from Landlord’s current Mortgagee on a commercially reasonable form of agreement.

15.10Counterparts; Electronic Signatures.  This Amendment may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Amendment had been delivered and had been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

FOUR STAMFORD PLAZA OWNER LLC,

a Delaware limited liability company

By: /s/ Thomas L. Lavin

Name:Thomas L. Lavin

Title: Vice President

TENANT:

Cara Legal Approved as to form

/s/ST

CARA THERAPEUTICS, INC., a Delaware corporation

By: /s/ Derek Chalmers

Name:Derek Chalmers

Title: CEO

Signature Page to

First Amendment to Lease